EXHIBIT 2


                     AMENDMENT NO. 1 TO RIGHTS AGREEMENT

          THIS AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this "AMENDMENT") is entered into as of March 1, 1999 by and between NINE WEST GROUP INC., a Delaware Corporation (the "COMPANY"), and THE BANK OF NEW YORK (the "RIGHTS AGENT"), amending the Rights Agreement, dated as of February 17, 1998, between the Company and the Rights Agent (the "RIGHTS AGREEMENT").

                           RECITALS OF THE COMPANY:

          The Company has duly authorized the execution and delivery of this Amendment, and all things necessary to make this Amendment a valid agreement of the Company have been done. This Amendment is entered into pursuant to
Section 27 of the Rights Agreement.

          NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

          1. DEFINED TERMS. Terms defined in the Rights Agreement and used herein shall have the meanings given to them in the Rights Agreement.

          2. AMENDMENTS TO SECTION 1. (a) Section 1(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

          "Notwithstanding anything in this Agreement to the contrary, none of Vincent Camuto, Jerome Fisher, Parent or any Affiliate or Associate of any of them shall be deemed to be an Acquiring Person solely by reason of the approval, execution, delivery or performance of the Merger Agreement or the Stockholder Agreement or the consummation of the transactions contemplated by the Merger Agreement or the Stockholder Agreement."

          (b) Section 1 of the Rights Agreement is amended to add the following provisions at the end thereof:

          "(ff)  For purposes of this Agreement:

               "Effective Time" shall have the meaning assigned to such term in the Merger Agreement;

               "Merger Agreement" shall mean the Agreement and Plan of Merger dated as of March 1, 1999 among Parent, Jill Acquisition Sub Inc. ("Merger Sub"), a Delaware corporation and a wholly owned subsidiary of Parent, and the Company, as amended from time to time in accordance with its terms;

               "Merger" shall have the meaning assigned to such term in the Merger Agreement;

               "Parent" shall mean Jones Apparel Group, Inc., a Pennsylvania corporation; and

               "Stockholder Agreement" shall mean the Stockholder Agreement, dated as of March 1, 1999, between Parent and the holders of Common Stock signatories thereto."

          3. AMENDMENT OF SECTION 3(a). Section 3(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

               "Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as the result of the approval, execution, delivery or performance of the Merger Agreement or the Stockholder Agreement or the consummation of the transactions contemplated by the Merger Agreement or the Stockholder Agreement."

          4. AMENDMENT OF SECTION 7(a). Section 7(a) of the Rights Agreement is amended by deleting the word "or" in the penultimate line of such subsection and substituting in its place "," and inserting immediately after the word "hereof" in the last line thereof the following clause: "or (iv) immediately prior to the Effective Time of the Merger. Upon the Expiration Date, the Rights shall expire."

          5. EFFECTIVENESS. This Amendment shall be deemed effective as of March 1, 1999 as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

          6. MISCELLANEOUS. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed an original and all such counterparts shall together constitute but one and the same instrument.


          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.


Attest:                              NINE WEST GROUP INC.




/s/ Joel K. Bedol                    By: /s/ Vincent Camuto
--------------------------------         -----------------------------
Title:  Executive Vice President         Title: Chief Executive Officer
           and General Counsel



Attest:                              THE BANK OF NEW YORK




/s/ Richard Hanrahan                  By: /s/ Norman Lawrence
---------------------------------         ----------------------------
Title: Assistant Vice President           Title: Vice President